EXHIBIT 5.1
GÜNEL & KAYA
Attorney at Law
July 10, 2007

Toreador Resources Corp.
4809 Cole Ave., Suite 108
Dallas, Tx 75205
Re:     Current status of Toreador’s properties in Turkey.
Pursuant to your request dated June 5, 2007, please find below the information related with the Toreador’s exploration licenses, exploitation leases in Turkey and the current legal status of such licenses and leases under the Petroleum Law in Turkey.
Petroleum Law dated March 7, 1954 and numbered 6326 (the “Petroleum Law”) determines that the oil and gas companies first should be registered to be a petroleum right holder, in order to be entitled to obtain an exploration license or exploitation lease. Toreador is registered as petroleum right holders pursuant to Petroleum Law in Turkey.
Toreador currently owns a 36.75% undivided interest in each exploration license AR/TOR-SET /3498, 4399, 3500, 3501, 3502, 3503, 3504, 3505 in Bolu Petroleum District II; a 50% undivided interest in each exploration license AR/TOR-HEM/ 3914, 3915, 3916, 3917, 3918, 3919, 4031 in Marmara Petroleum District 1, a 100% undivided interest in each exploration license AR/TOR/4016, 4017 in Corum Petroleum District IV, a 100% undivided interest in each exploration license AR/TOR/4042, 0443, 4044 in Erzurum Petroleum District VII, a 100% undivided interest in each exploration license AR/TOR/4178, 4179, 4180, 4181, 4182, 4183, 4184, 4185 in Van Petroleum District IX, a 100% undivided interest in each exploration license AR/TOR/4069 in Siirt Petroleum District X, a 100% undivided interest in each exploration license AR/TOR/4165 in Gaziantep Petroleum District XII and 8.5% of the exploitation lease AR/AME/2479 and 6% of the exploitation lease AR/AME/3170 in Gaziantep Petroleum District XII (Zeynel Fields) and 19.6% of the exploitation lease AR/TPO-TOR/3205 in Gaziantep Petroleum District XII (Cendere Fields).
The Petroleum Law also stipulates the rights and obligations of the petroleum right holders who hold either exploration licenses or exploitation leases. The holders of an interest in an exploration license or an exploitation lease or in any of the petroleum rights arising from those shall be in proportion to their interests and shall enjoy the rights granted by the Petroleum Law and be subject to the obligations in the Petroleum Law.
According to the Article 50 of the Petroleum Law, an exploration license confers to its holder the rights to do geological investigation, to do geological investigation for the purpose of determining its own petroleum prospects, as though .a permittee, outside the license area, to conduct exploratory or development drilling and to produce petroleum from the area (exclusive of others), and to apply for a lease after having made a discovery in the license area. However, the restrictions and conditions relating to operations and compatible with the objective of Petroleum Law may be included in the licence to be granted.
Article 55 of the Petroleum Law stipulates the term, extension rights and conditions of the exploration license. Article 55 of the Petroleum Law is as follows:
Cinnah Caddesj 4 0/2, Cankaya / ANKARA-TURKEY 3
Phone: +903124405660 Fascimile: +903124405022
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EXHIBIT 5.1
GÜNEL & KAYA
Attorney at Law
Article 55:
               1 .The term of a licence is four years.
               2. Provided a licence continues exploration with due diligence and in compliance with the Law, in any one of the licences in a district, the term of his licences in that district may be extended for a period not exceeding two years depending on the requirements.
               However, in case the licencee’s operations at the end of the second year are in a state which may possibly give rise to a discovery, the Council of Ministers may, further extend the period ,for up to two years, against guaranty, provided that an application to that effect is made with an appropriate program. The kind and amount of the guaranty shall be established by the Council of Ministers. In the event of failure to comply with the terms specific in the program, the guaranty shall be retained by the Treasury as revenue.
               3. E.xtensions under this article, except under the provisions of Sub-article 4 shall not result in an extension of the term of a licence for more than eight years ,from its original effective date.
               4. When a licencee makes a discovery on his licence area, The General Directorate can extend the term of his licence ,for a period not exceeding 3 years, sufficient for the licencee to define the petroleum field.
               5. Terms as indicated above may be increased by 50 percent in the case of offshore explorations.
Consequently, a petroleum right holder holding an onshore exploration license has a right to request the extension of the holder’s exploration license for a period of up to 4 years and for an offshore exploration license, the holder has the right to apply for an extention for a period of 6 years provided that the holder complies fully with the terms and conditions set forth above. By taking into consideration the General Directorate Petroleum. Affairs’ (the “GDPA”) applications, it can be stated that the GDPA extends exploration license terms of any petroleum right holder who has complied fully with such holder’s obligations arising from the Petroleum Law.
Exploration licenses granted in accordance with the Petroleum Law grant the holder the exclusive right to convert such license into an exploitation lease in case of an oil and/or gas discovery. A petroleum right holder who has made a discovery in such holder’s license area, and who while the license is in effect applies for a lease in accordance with the Petroleum Law, shall be granted a exploitation lease for any areas or areas chosen by him from the exploration license, not exceeding one-half of such exploration area. Upon the grant of the exploitation lease, the exploration license shall expire. However, the petroleum right holder may re-apply for an exploration license for the remaining part of the exploration license area in accordance with the article 63 of the Petroleum Law.
The terms and extension period of exploitation leases are stipulated in article 65 of the Petroleum Law and in accordance with this article, the term of the exploitation lease shall be 20 years from its effective date. In case of the exploration license that has been extended for development under sub-article 4 of Article 55 of the Petroleum Law after a discovery on the license area, the time of such extension shall be credited as part of the term of the exploitation leases. Since Toreador has made a gas discovery on its South Akcakoca Sub-Basin exploration license, upon application, the exploration license covering the area in which the gas discovery was made will be converted into an exploitation lease with an initial period of 20 years.
According to the said article, upon application by a lessee who has complied fully with his obligations, his exploitation lease may be renewed twice by decision of the Council of Ministers for a total additional term not exceeding 10 years each time if found appropriate with the national interest, technical and economical terms and so proposed by the GDPA. In the light of practices of GDPA, it
Cinnah Caddesj 4 0/2, Cankaya / ANKARA-TURKEY 3
Phone: +903124405660 Fascimile: +903124405022
info@kaya-gunel.com

EXHIBIT 5.1
GÜNEL & KAYA
Attorney at Law
can be clearly stated that, renewal applications of petroleum right holders holding exploitation leases, continuing the production of economical quantities of petroleum and complying fully with its obligations arising from Petroleum Law shall not be denied by GDPA. Based on conversations with the GDPA. since 1998 there have been at least 48 renewals of exploitation permits, with a majority of those renewals occurring since 2001, and as of July 9, 2007. the GDPA has never denied the renewal of an exploitation permit and there have been at least 69 exploration licenses have been converted into exploitation leases, and as of July 9, 2007, the GDPA has never denied the conversation of an exploration license into an exploitation lease.
It is stipulated in article 68 of the Petroleum Law that, if petroleum right holder has by the end of the first year of the holder’s exploitation lease, not produced petroleum from that exploitation area in economical quantities, the GDPA shall, by taking also economic production conditions into account, grant a period of 90 days. Should within this period the lessee still not have produced petroleum in economical quantities, the exploitation lease shall lapse. If a petroleum right holder has produced petroleum in economical quantities from the lease area and production has thereafter ceased, the GDPA may, after the expiration of the first year of the lease, serve upon the holder a notice requiring production in economical quantities to be resumed within a period of at least 90 days. If in spite of the notice and due to non existence of force majeure the petroleum right holder does not resume production in economical quantities, the exploitation lease shall expire at the end of the stated period. However, no notice shall be executed before the expiration of 3 months from the cessation of production and before the expiration of one year from the cessation of production if exploratory or development drillings on the lease area are being carried out with due diligence.
In accordance with the Petroleum Law, an applicant or holder of a petroleum right may appeal to the Minister of Energy and Natural Resources under the Petroleum Law following the notification of the decision taken by the GDPA affecting the applicant’s or holder’s rights arising from an application, permit, exploration license, exploitation lease or certificate. Any disputes arising from the GDPA’S or Council of Minister and Minister of Energy and Natural Resources decisions shall be settled by Council of State.
We hereby consent to the filing of this opinion to the Registration Statement on Form S-1 (No. 333-142731) and the Amended Annual Report on Form 10-K/A for the year ended December 31, 2006 and to the reference to our firm in such Registration Statement on Form S-1 and Amended Annual Report on Form 10-K/A and any summaries of our opinion contained in such Registration Statement and Amended Annual Report on Form 10-K/A.
In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement on Form S-1 within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities Exchange Commission thereunder.
/s/ Berfu Kaya
Berfu Kaya
Senior Partner
Günel & Kaya Law Office
Cinnah Caddesj 4 0/2, Cankaya / ANKARA-TURKEY 3
Phone: +903124405660 Fascimile: +903124405022
info@kaya-gunel.com